Exhibit 99.1

For Immediate Release

Xplore Closes Financing and Recapitalization
to Accelerate Growth and Eliminate Debt

Austin, Texas — December 17, 2010 - Xplore Technologies Corp. (OTCBB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today that it has closed transactions with Phoenix Venture Fund LLC (“Phoenix”), its principal stockholder, and others to eliminate all of its existing subordinated indebtedness by exchanging the indebtedness for preferred stock and provide additional financing to the Company.  As a result of the closing of the Recapitalization, Xplore does not have any indebtedness other than under its working capital facility.

The Recapitalization and financing, which were previously announced, involved the conversion of approximately $9.5 million of subordinated indebtedness into shares of Series D Participating Convertible Preferred Stock, which included approximately $2 million in cash received by the Company beginning in August 2010 under amendments to an existing note purchase agreement. The Recapitalization significantly improves Xplore’s balance sheet and net worth and provides additional liquidity.

“The Recapitalization strengthens Xplore’s balance sheet and improves its position at what we believe is an exciting inflection point for the Company and the market for rugged Tablet PCs as a whole,” stated Mr. Philip Sassower, Chairman and Chief Executive Officer. “The upcoming launch in 2011 of a new and improved family of devices, the increased awareness of the tablet PC form factor generated by Apple’s iPad and other similar products and our foray into the military market are expected to position Xplore’s award-winning line of rugged tablet PCs with increased opportunities. Xplore is a company that is proud of its strong and deep ties with it partners and Fortune 500 customers. The feature-set of our new line of Tablet PCs is a direct result of input from partners and customers alike, and proof that Xplore remains an agile company delivering best-in-class, customer-driven products. Our expectation is that the Recapitalization will allow Xplore to maximize its chances of success in a market that we believe is accelerating.”

The Series D Preferred Stock issued in the Recapitalization will rank senior to all outstanding shares of Xplore capital stock in terms of dividends, liquidation preferences and other special rights. The Series D Preferred Stock will be convertible into the Company’s common stock at an initial conversion price of $0.04 per share.

As a result of the Recapitalization, the combined beneficial ownership of the Company’s common stock  by Phoenix and Mr. Sassower decreased from approximately 54.3% to 49.4%.

The Recapitalization was previously approved by a Special Committee of the Company’s Board of Directors and the entire Board. On December 16, 2010 at an annual meeting of stockholders, the Company’s stockholders approved amendments to the Company’s certificate of incorporation to allow for the closing of the Recapitalization.

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing integrating and marketing mobile wireless Tablet PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment. Using a range of wireless communication mediums together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.

Beverly Jedynak

Tel: (312) 943-1123 (Direct)

Email:bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.